PRIMARYMARKETS.com

PrimaryMarkets Pty Limited
ABN 24 136 368 244
Level 6, 56 Pitt Street
Sydney NSW 2000

PO Box R697 Royal Exchange
Sydney South NSW 1225
t. +61 2 9993 4475
f. +61 2 9993 4433

Corporate Authorised Representative AFSL 485946

e. info@primarymarkets.com
www.primarymarkets.com

22 May 2023

STRICTLY PRIVATE & CONFIDENTIAL

Mr Jeff Margolis
Chief Financial Officer
ResolutionRx Ltd
Registered office c/- Bentleys (SA) Pty Ltd
Level 5
63 Pirie Street
Adelaide SA 5000

CAPITAL RAISING MANDATE

Dear Jeff,

Further to our discussions, PrimaryMarkets Pty Limited (**PrimaryMarkets**) is pleased to set out in this letter (**Mandate**) our proposal to be appointed as non-exclusive advisor to undertake a fund raising for ResolutionRx Ltd (**Company**).

We offer companies a dedicated online Platform where current and prospective investors can be made aware of your Company and your current capital raising opportunity. PrimaryMarkets aims to raise capital via our Platform and our global 110,000 + investor network.

PrimaryMarkets is keen to work with the Company to provide the services and would be pleased to be mandated as outlined in this Mandate.

PrimaryMarkets provides a secure and controlled online Platform which has the following features:

- Dedicated Company Capital Raising Page: The Company will have a dedicated portal to provide information and data which includes e.g. company information, history, product offerings, announcements, investor presentations, financial reports, research notes and videos etc.

- Featured Offering: we will promote the Company raising as a Featured Listing on our Platform.

- Marketing Communication: PrimaryMarkets will push communications out to its 110,000+ global Investor Network via regular eDMs (generally distributed twice weekly) as well as the Company being prominently positioned on the PrimaryMarkets Platform.

- Targeted Investors: We can create specific campaigns accessing PrimaryMarkets' institutional, accredited, wholesale and professional global/local Investor Network.

- Dedicated Customer Support: Online assistance from our dedicated client managers to help facilitate the capital raising.

PRIMARYMARKETS.com

About PrimaryMarkets

Since launching in 2016, PrimaryMarkets has listed over 385 opportunities totalling over $2B in value.

In addition to Capital Raising, PrimaryMarkets activities include:

- **Online Share Trading Platform**– PrimaryMarkets provides both companies and funds as well as individual securityholders with an online Platform to facilitate liquidity (https://www.primarymarkets.com/)
- **Transaction Management –** A unique offering of online services to companies and Funds. Services include third-party escrow services, digital share registry, AML/KYC and Sophisticated Investor verification, execution and clearing and settlement.
- **Investor Centres** – promotion of ASX and other listed companies.
- **Corporate Advisory** – PrimaryMarkets Advisory offers a full suite of corporate advisory solutions including capital markets (debt and equity), M&A and strategic advice. Our Advisory service offers high touch advice and execution and complements our online Platform to help companies achieve their capital management and strategic objectives.

Our Fees

The Company shall pay to PrimaryMarkets the following**:**

a. Capital Raising Set Up Fee – A once-off fee of $10,000 (plus GST) is payable upon execution of this Mandate. This fee covers the setup of the capital raising opportunity via a dedicated webpage for the Company as well as continued promotion on our Platform and via our digital/social marketing.

b. Success Fee – a fee of 6% (plus GST) is payable by the Company to PrimaryMarkets on all subscriptions into the capital raising from investors introduced by PrimaryMarkets. Payment is required within 7 days of invoice being presented.

Appointment

Subject to the provisions herein and as evidenced by the signing of a counterpart of this Mandate, the Company will thereupon be deemed to have appointed PrimaryMarkets to carry out the services in accordance with the provisions of this Mandate. PrimaryMarkets works on a non-exclusive basis and will be acting on a best endeavours basis and does not represent or guarantee the success of the capital raising.

The term of this Mandate is for a minimum of 3 months from the date hereof and thereafter may be terminated by ether party upon 7 days written notice. Notwithstanding termination by the Company the Success Fees will remain payable to PrimaryMarkets in relation to all investors introduced to the Company during the currency of this Mandate.

The provisions of this Mandate are also governed by the Platform Trading Rules as published by PrimaryMarkets on its website. In the event of any inconsistency between the provisions of this Mandate and the Platform Trading Rules, the provisions of this Mandate shall prevail.

Exclusions

PrimaryMarkets:

a) Does not provide and will not be required to provide tax, legal regulatory, due diligence, valuation or accounting or other specialist or technical advice or services. The Company should obtain separate advice in relation to these matters.

b) PrimaryMarkets will be entitled to rely on any such advice to the extent that it is relevant to the Mandate.

c) Nothing in this Mandate expressed or implied imposes any commitment or obligation whatsoever, on the part of PrimaryMarkets, to underwrite or purchase securities or to commit any capital to the Company.

d) PrimaryMarkets is engaged under this Mandate as an independent contractor and nothing in this Mandate or the nature of the engagement contemplated by it creates or will create an agency or fiduciary relationship between PrimaryMarkets and the Company.

PrimaryMarkets looks forward to working with your Company to successfully facilitate the capital raising and to developing a long and mutually beneficial relationship.

Please confirm that the terms of this Mandate are agreed to by the Company by signing and returning the below acceptance.

Please feel free to call if you have any questions.

Yours sincerely,

/s/ M. James Green

M. James Green
Executive Chairman

Accepted and agreed for and on behalf of ResolutionRx Limited

/s/ Jeff Eliot Margolis

Signature:

Jeff Eliot Margolis

Name:

Senior Financial Officer

Position:

Dated: 22 / May /2023